NEWS RELEASE

Forward Air Corporation Announces Adoption of Rule 10b5-1 Plan in Conjunction with Share Repurchase Program

GREENEVILLE, Tenn.-(BUSINESS WIRE)-July 30, 2015 -Forward Air Corporation (NASDAQ:FWRD) announced today that it has adopted a Rule 10b5-1 plan (the “Plan”) for the purpose of repurchasing approximately 1.1 million shares of its common stock. The Plan has been established in connection with the two million share repurchase program that was previously announced on February 10, 2014.

A plan under Rule 10b5-1 allows a company to repurchase its shares at times when it otherwise might be prevented from doing so under insider trading laws or because of self-imposed trading blackout periods. A broker selected by Forward Air will have the authority under the terms and limitations specified in the Plan to repurchase shares on the company’s behalf in accordance with the terms of the Plan. Because the repurchases under the Plan are subject to certain pricing parameters, there is no guarantee as to the exact number of shares that will be repurchased under the Plan, or that there will be any repurchases pursuant to the Plan.

About Forward Air Corporation

Forward Air Corporation operates three business segments: Forward Air, Forward Air Solutions and Total Quality.

Through our Forward Air segment, we provide time-definite surface transportation and related logistics services to the North American expedited ground freight market. Our licensed property broker utilizes qualified motor carriers, including our own, and other third-party transportation companies, to offer our customers local pick-up and delivery (Forward Air Complete®) and scheduled surface transportation of cargo as a cost-effective, reliable alternative to air transportation. We transport cargo that must be delivered at a specific time but is less time-sensitive than traditional air freight. This type of cargo is frequently referred to in the transportation industry as deferred air freight. We also offer our customers an array of logistics and other services including: expedited full truckload (TLX); dedicated fleets; warehousing; customs brokerage; and shipment consolidation, deconsolidation and handling. Also included in the Forward Air segment are the services performed by Central States Trucking Co. and Central States Logistics, Inc. (“CST”), which we acquired in 2014. CST provides intermodal drayage, devanning, transloading and warehousing services.

Forward Air Solutions, which we formed in July 2007, provides pool distribution services throughout the Mid-Atlantic, Southeast, Midwest and Southwest continental United States. Pool distribution involves managing high-frequency, last mile handling and distribution of time-sensitive products to numerous destinations in specific geographic regions. Our primary customers for pool distribution are regional and nationwide distributors and specialty retailers, such as mall, strip mall and outlet-based retail chains.

TQI, which we acquired in March 2013, provides maximum security and temperature-controlled logistics services, primarily truckload services, to the life sciences sector (pharmaceutical and biotechnology products). In addition to core pharmaceutical services and other cold chain services, TQI provides truckload and less-than-truckload brokerage transportation services.

This press release and the presentation may contain statements that might be considered as forward-looking statements or predictions of future operations. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are based on management’s belief or interpretation of information currently available. These statements and assumptions involve certain risks and uncertainties. Actual events may differ from these expectations as specified from time to time in filings with the Securities and Exchange Commission. We assume no duty to update these statements as of any future date.

CONTACT:
Forward Air Corporation
Rodney L. Bell, 423-636-7000
rbell@forwardair.com